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                            EMPLOYMENT AGREEMENT

     THIS AGREEMENT dated November 15, 1997 is between Benz Energy, Ltd. and its wholly owned subsidiary TEXSTAR PETROLEUM, Inc., (both referred to as the "Company"), and Robert S. Herlin ("Employee").

     NOW THEREFORE, it is hereby agreed as follows:

     1. EMPLOYMENT. The Company hereby employs Employee as the Senior Vice-President and Chief Financial Officer of the Company and Employee hereby accepts such employment and agrees to perform the services specified in
Section 4 below upon the terms and conditions hereinafter set forth. Additionally, Employee would serve as a member of the Board of Directors of the Company as well as a member of the Executive Committee. Employee represents and warrants to the Company that Employee's employment hereunder will not constitute a breach of, or default under, any contract or covenant by which Employee is bound, and Employee agrees to indemnify the Company against any expenses or losses suffered by the Company as a result of any action arising out of any such contract or covenant.

     2. TERM. The term of employment shall commence on the effective date of this Agreement and continue for a period of 24 months or until terminated pursuant to the provisions of Section 9; provided, however, no termination of employment, howsoever caused, shall release Employee from the covenants contained in Section 12 of this Agreement, which covenants shall survive the termination of this Agreement.

     3. COMPENSATION. For all services rendered by Employee under this Agreement, the Company shall pay to Employee a salary of Eleven Thousand Two Hundred and Fifty Dollars ($11,250.00) per month, payable in accordance with the Company's standard payroll procedures ("Salary"). Employee's Salary shall be subject to withholding for all applicable taxes and insurance premiums and may be increased during the term of this agreement at the election of the Company.

     4. COMPENSATION - VARIABLE. Employee shall be granted and fully vested in 300,000 shares of options of Benz Energy Ltd. on the first day of employment. Such options shall have a term of three years from the grant date. Additionally, Employee shall be granted an additional 100,000 shares when the share price reaches $4.00 per share for a 30 day trading period. If Employee elects to terminate employment prior to the end of the two (2) year term as discussed in paragraph 11(c) below, any unearned options shall terminate and any options not exercised shall terminate with ninety (90) days from the date of termination. However, if Employee leaves the Company after two (2) years then such option shares shall terminate after the first three years of this Agreement. All unearned option shares shall terminate. Such option shares will not terminate if Employee leaves the Company after the first three years. Also, Employee shall be paid a signing bonus of $110,000 on the first day of employment. Finally, a bonus plan will be instituted, wherein the Company will pay a bonus to Employee based on a percentage of the gross revenue and a percentage of net income as audited on a quarterly basis by the Company's

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auditors. The goal would be that Employee would receive on an annual basis a bonus equal to one to two times the annual compensation in paragraph 2 above.

     5.  DUTIES.  During the term of this Agreement, as Senior
Vice-President and Chief Financial Officer of the Company, Employee agrees to be responsible for the daily execution of the Companies financial operations. Employee also shall perform such duties as are normally incident to that position and shall perform such other duties and responsibilities as may be prescribed from time to time by the board of directors of the Company.

     6. EXTENT OF SERVICE. Employee shall devote Employee's entire time, attention, and energies to the business of the Company and shall not during the term of this Agreement be engaged in any other business activity, if pursued for gain, profit, or other pecuniary advantage. The foregoing shall not be construed as preventing Employee from making investments, provided such investments do not require any material services on the part of the Employee. Additionally, during the term of the Employee's employment with the Company, Employee shall not invest in, be employed by, or otherwise be associated or affiliated with any company or business that is in competition with the Company. This latter condition shall not include normal investments in other companies in which the Employee is not active in the management of such company.

     7. WORKING FACILITIES. The Company shall furnish such office facilities, supplies, secretarial help, and other facilities and services suitable to Employee's position and adequate for the performance of Employee's duties hereunder. The Company will provide Employee with one (1) parking space in the parking garage used by the Company; or at Employee's option, Employee may elect to receive the amount of the monthly parking fee in cash and make his own parking arrangements.

     8. FRINGE BENEFITS. Employee shall be entitled to such group insurance, 401K Plan and other fringe benefit programs as are established for the other executive employees of the Company, on the same basis as such other employees are entitled thereto, it being understood that the establishment, termination, or change of such programs shall be at the sole discretion of the board of directors of the Company. Notwithstanding, the foregoing, Employee shall have the option (exercisable by written notice to the Company) to waive participation in the Company's group insurance program and receive a monthly premium otherwise applicable to Employee, in which event Employee shall be responsible for obtaining his own insurance coverage. Company shall reimburse Employee any dental costs incurred prior to the inclusion of a dental plan as part of the Company's group insurance program.

     9. EXPENSES. Employee is authorized to incur reasonable expenses in the performance of his duties and the promotion of the business of the Company, including expenses for business entertainment, travel, basic cellular phone monthly fees and business calls, and similar items, subject, however, to the Company's standard expense reimbursement policies. The Company will reimburse Employee for all such expenses upon the presentation by Employee of an itemized account of such expenditures in a timely manner.

     10. VACATION AND SICK LEAVE. Employee shall be entitled to four (4) weeks annual vacation which shall be used (non-cumulative) during each calendar year. Employee shall be


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entitled to five (5) days annual sick leave which shall accumulate if not completely taken during each calendar year.

     11. TERMINATION. Employee's employment with the Company shall be terminated upon the first of the following events to occur:

              (a) DISABILITY. If Employee is unable to perform Employee's services by reason of illness or incapacity and the board of directors of the Company determines Employee to be disable, Employee shall receive the full monthly Salary provided in
              Section 3 hereof for a period of three (3) months following the date of disability (as determined by the board of directors of the Company), plus any amounts paid under disability or hospitalization plan initiated and maintained by the Company, and a proration of Employee's Commissions, at which time this Agreement shall automatically terminate and the Company shall have no further obligations to Employee.

              (b) DEATH. If Employee dies during the term of this Agreement, the Company shall pay to Employee's executors or administrators the monthly Salary for the month in which Employee dies, together with any fringe benefits which may be provided by the Company in accordance with Section 7 hereof, and a proration of Employee's Commissions after which this Agreement shall automatically terminate and the Company shall have no further obligations to Employee's estate or heirs.

              (c) NOTICE BY EMPLOYEE. After the first two (2) years, this Agreement may be terminated by Employee without cause, upon 30 days advance written notice from Employee to Company. Unless otherwise agreed to by the Company and Employee, Employee's employment responsibilities and compensation shall continue until the end of the notice period, at which time the Company shall have no further obligations to Employee. However, if Employee determines to leave the Company prior the end of the two (2) year term, any unearned options shall terminate and any options not exercised shall terminate.

              (d) WITH CAUSE. The Company may terminate Employee's employment without advance notice for "cause", with no further obligation to Employee under this Agreement other than the payment of Salary only accrued through the termination date. The term "cause" as used herein shall mean any of the following, each as determined by the board of directors of the Company: (i) Employee's conduct which constitutes an act of fraud, theft, dishonesty, or violation of any statutory or common law duty of loyalty to the Company, (ii) Employee's conviction of a felony or any crime of moral turpitude, (iii) Employee's grossly negligent actions or omissions or willful refusal to discharge the duties assigned by the board of directors of the Company to Employee hereunder, or (iv) Employee's unreasonable absence from employment without excuse or justification.

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              (e)  WITHOUT CAUSE.  The Company may terminate Employee's
                   employment upon thirty (30) days advance written notice from the Company to Employee. Unless otherwise agreed to in writing, in such event Company shall pay to Employee the remaining amount of Employee Salary accrued or otherwise to be paid throughout the remainder of the Term of this Agreement provided that the remaining amount shall be no less that twelve (12) months of Employee's Salary.
                   In the event such Termination is due to a change of control of the Company, the minimum remaining amount shall be equal to twenty-four (24) months of Employee's Salary. Termination with cause shall be deemed to have occurred in the event Employee's Salary is reduced, Employee's position or responsibilities are materially reduced or Employee is required by the Company to move outside of Houston.

     12. DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that Employee will have access to certain confidential information of the Company and that such information constitutes valuable, special, and unique property of the Company. Employee agrees that during and after the termination of this Agreement, howsoever the termination is accomplished, Employee will not disclose to any person, firm, corporation, association, or other party, any information, knowledge, data, or customer list relating to the Company's business, work, customers, or clientele. All files records, documents, data, and similar items relating to the business, customers, and clientele of the Company, including, but not limited to customer lists, geological data, computer data base information, and prospect lists (whether prepared by Employee or otherwise) shall be and remain the exclusive property of the Company upon the termination of this Agreement. In the event of a breach or threatened breach by Employee of the provisions of this
Section 10, the Company shall be entitled an injunction restraining Employee from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee.

     13. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to determine whether Employee was terminated without disability or good cause, as defined in Section 9(a) and 9(d), respectively, or that Company or Employee has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Company.

     14.  MISCELLANEOUS.

              (a) Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certifies mail: (a) to Employee's residence in

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              the case of Employee, or (b) to the principal office of the
              Company in the case of the Company.

              (b) The waiver by the Company of a breach of any provisions of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by Company.

              (c) This Agreement contains the entire understanding of the parties and may not be amended except by a writing signed by both parties and may not be amended except by a writing signed by both parties.

              (d) This Agreement shall be binding upon the parties to this Agreement and their heirs, executors, administrators, successors, and assigns. The Company may not assign its obligations hereunder except by operation of law. Employee may not assign Employee's duties hereunder.

              (e) This Agreement shall be subject to and governed by the laws of the State of Texas.

              (f) The invalidity or unenforceability of any provision herein shall not affect the validity or enforcement of any other provision.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       COMPANY:

                                       Benz Energy, Ltd.


                                       By: PRENTIS B TOMLINSON, JR.
                                          -------------------------------------
                                           Prentis B. Tomlinson, Jr.
                                           Chairman and CEO



                                       EMPLOYEE:

                                           ROBERT S. HERLIN
                                           ------------------------------------
                                           Robert S. Herlin